UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 9, 2014

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)                                 On June 10, 2014, Robert N. Wilson notified VIVUS, Inc., or the Company, of his decision to resign from the Company’s Board of Directors, or the Board, effective June 20, 2014. As previously reported, Mr. Wilson had informed the Company that he was not standing for re-election to the Board at the next annual meeting of stockholders, which had been tentatively scheduled to be held on June 20, 2014. Mr. Wilson’s decision to resign was not due to any disagreement with the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

(e)                                  On June 9, 2014, the Compensation Committee of the Board of the Company approved goals and objectives to be considered by the Compensation Committee in connection with determining the discretionary cash bonus of Seth H. Z. Fischer, the Chief Executive Officer of the Company, for fiscal year 2014. Mr. Fischer will be eligible to receive a cash bonus of up to 80% of his base salary based on a number of factors, including the Company’s achieving target net revenue and a target number of Qsymia prescriptions dispensed for the fiscal year ending 2014, the continued development of the Company’s commercial team and continued expense optimization. Mr. Fischer also will be eligible to receive an additional bonus equal to 20% of his base salary based on the Company’s achieving a target level of third-party coverage of Qsymia prescriptions as of the fourth quarter of fiscal year 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and
General Counsel

Date:  June 13, 2014